Exhibit 3.1

AMENDED AND RESTATED BYLAWS OF

MONOLITHIC POWER SYSTEMS, INC.

Effective March 26, 2025

-i-

TABLE OF CONTENTS

Page

ARTICLE I	-	CORPORATE OFFICES	1

1.1		REGISTERED OFFICE	1
1.2		OTHER OFFICES	1

ARTICLE II	-	MEETINGS OF STOCKHOLDERS	1

2.1		PLACE OF MEETINGS	1
2.2		ANNUAL MEETING	1
2.3		SPECIAL MEETING	1
2.4		ADVANCE NOTICE PROCEDURES; NOTICE OF STOCKHOLDERS’ MEETINGS	3
2.5		MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE	5
2.6		QUORUM	5
2.7		ADJOURNED MEETING; NOTICE	5
2.8		CONDUCT OF BUSINESS	5
2.9		VOTING	6
2.10		STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	6
2.11		RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS	6
2.12		PROXIES	6
2.13		LIST OF STOCKHOLDERS ENTITLED TO VOTE	7
2.14		INSPECTORS OF ELECTION	7

ARTICLE III	-	DIRECTORS	8

3.1		POWERS	8
3.2		NUMBER OF DIRECTORS	8
3.3		ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	8
3.4		RESIGNATION AND VACANCIES	8
3.5		PLACE OF MEETINGS; MEETINGS BY TELEPHONE	9
3.6		REGULAR MEETINGS	9
3.7		SPECIAL MEETINGS; NOTICE	9
3.8		QUORUM; ADJOURNMENT	9
3.9		BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	10
3.10		FEES AND COMPENSATION OF DIRECTORS	10
3.11		REMOVAL OF DIRECTORS	10
3.12		PROXY ACCESS	10

ARTICLE IV	-	COMMITTEES	15

4.1		COMMITTEES OF DIRECTORS	15
4.2		COMMITTEE MINUTES	15
4.3		MEETINGS AND ACTION OF COMMITTEES	15

ARTICLE V	-	OFFICERS	15

5.1		OFFICERS	15
5.2		APPOINTMENT OF OFFICERS	16
5.3		SUBORDINATE OFFICERS	16
5.4		REMOVAL AND RESIGNATION OF OFFICERS	16
5.5		VACANCIES IN OFFICES	16
5.6		REPRESENTATION OF SHARES OF OTHER CORPORATIONS	16
5.7		AUTHORITY AND DUTIES OF OFFICERS	16

ARTICLE VI	-	RECORDS AND REPORTS	16

6.1		MAINTENANCE AND INSPECTION OF RECORDS	16
6.2		INSPECTION BY DIRECTORS	17

-ii-

TABLE OF CONTENTS

Page

ARTICLE VII	-	GENERAL MATTERS	17

7.1		EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	17
7.2		STOCK CERTIFICATES; PARTLY PAID SHARES	17
7.3		SPECIAL DESIGNATION ON CERTIFICATES	17
7.4		LOST CERTIFICATES	18
7.5		CONSTRUCTION; DEFINITIONS	18
7.6		DIVIDENDS	18
7.7		FISCAL YEAR	18
7.8		SEAL	18
7.9		TRANSFER OF STOCK	18
7.10		STOCK TRANSFER AGREEMENTS	18
7.11		REGISTERED STOCKHOLDERS	19
7.12		WAIVER OF NOTICE	19
7.13		FORUM FOR ADJUDICATION OF DISPUTES	19
7.14		INSPECTION OF BOOKS AND RECORDS	19

ARTICLE VIII	-	NOTICE BY ELECTRONIC TRANSMISSION	20

8.1		NOTICE BY ELECTRONIC TRANSMISSION	20
8.2		DEFINITION OF ELECTRONIC TRANSMISSION	20
8.3		INAPPLICABILITY	20

ARTICLE IX	-	INDEMNIFICATION	21

9.1		RIGHT TO INDEMNIFICATION	21
9.2		AUTHORITY TO ADVANCE EXPENSES	21
9.3		PROCEDURE	22
9.4		RIGHT OF AGENT TO BRING SUIT	22
9.5		PROVISIONS NONEXCLUSIVE	22
9.6		SEVERABILITY	22
9.7		AUTHORITY TO INSURE	23
9.8		SURVIVAL OF RIGHTS	23
9.9		SETTLEMENT OF CLAIMS	23
9.10		EFFECT OF AMENDMENT	23
9.11		SUBROGATION	23
9.12		NO DUPLICATION OF PAYMENTS	23
9.13		NOTICE	23
9.14		CHANGE OF CONTROL	24
9.15		CERTAIN OTHER DEFINITIONS	24

ARTICLE X	-	AMENDMENTS	25

-iii-

BYLAWS OF MONOLITHIC POWER SYSTEMS, INC.

ARTICLE I - CORPORATE OFFICES

1.1    REGISTERED OFFICE.

The registered office of Monolithic Power Systems, Inc. shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2    OTHER OFFICES.

The corporation’s Board of directors (the “Board”) may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1    PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (as amended, the “DGCL”), or determine that a meeting of stockholders shall be held at a specific location and also held by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to these bylaws or otherwise (subject, in the case of a special meeting called pursuant to Section 2.3(ii), to the requirements of Section 2.3(ii)). In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under Section 2.4.

2.2    ANNUAL MEETING.

The annual meeting of stockholders shall be held each year. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business may be transacted.

2.3    SPECIAL MEETING.

(i)    A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), or as provided for in paragraph (ii) of this Section 2.3, but such special meetings may not be called by any other person or persons.

(ii)    A special meeting of the stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Board upon the written request (a “Stockholder Special Meeting Request”) of the holders of record (each such holder of record, a “Requesting Stockholder,” and such holders of record collectively, the “Requesting Stockholders”) of shares of capital stock of the corporation entitled to vote generally for the election of directors (“Voting Stock”), and continuously held by such Requesting Stockholders for a period of at least one year prior to the date such request is delivered, representing in the aggregate at least 30% of the outstanding Voting Stock (the “Requisite Continuous Ownership Percentage”).

In order for a Stockholder Requested Special Meeting to be called by the Board, the Stockholder Special Meeting Request (A) must be signed by the holders of record of the Requisite Continuous Ownership Percentage (or their duly authorized agents), who shall not revoke such request and who shall continue to own in the aggregate not less than the Requisite Continuous Ownership Percentage through the date of the Stockholder Requested Special Meeting, (B) must be addressed to the secretary and delivered to or mailed and received at the principal executive office of the corporation; (C) must describe the business to be brought before the Stockholder Requested Special Meeting; (D) must contain such information and representations then required by Section 2.4 and any other applicable sections of these bylaws as though such stockholder was intending to submit business or make a nomination before an annual meeting of stockholders; (E) must include a commitment by each Requesting Stockholder to promptly notify the corporation upon any decrease in the number of shares of Voting Stock held of record by the Requesting Stockholders occurring between the date on which the Stockholder Special Meeting Request is delivered to the secretary and the date of the Stockholder Requested Special Meeting; (F) must include an acknowledgement by such Requesting Stockholder that any decrease in the number of shares of Voting Stock held of record by such Requesting Stockholder after the date on which the Stockholder Special Meeting Request is delivered to the secretary shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Continuous Ownership Percentage has been satisfied; (G) must include a representation that at least one Requesting Stockholder, or a qualified representative of at least one Requesting Stockholder, intends to attend the Stockholder Requested Special Meeting to present the business to be brought before such meeting; and (H) must describe all agreements, arrangements or understandings between each Requesting Stockholder and any other persons (including any other Requesting Stockholder), including their names, in connection with the proposed business of the Stockholder Requested Special Meeting and any material interest of each Requesting Stockholder in such business.

If the Board determines that the Stockholder Special Meeting Request complies with the provisions of these bylaws and that the business to be conducted is a proper subject for stockholder action, the Board shall call and send notice of a Stockholder Requested Special Meeting for the purpose set forth in the Stockholder Special Meeting Request in accordance with Section 2.4. The Board shall determine the date for such Stockholder Requested Special Meeting, which date shall be not later than 120 days following the secretary’s receipt of the Stockholder Special Meeting Request, and the record date(s) for stockholders entitled to notice of and to vote at such Stockholder Requested Special Meeting.

Notwithstanding the foregoing provisions of this paragraph (ii), a Stockholder Requested Special Meeting shall not be held if: (A) the Stockholder Special Meeting Request does not comply with these bylaws; (B) the business specified in the Stockholder Special Meeting Request is not a proper subject for stockholder action; (C) the Stockholder Special Meeting Request is received by the secretary during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (D) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), was presented at a meeting of stockholders held within 120 days before the Stockholder Special Meeting Request is received by the secretary (and, for purposes of this clause (D), the nomination, election or removal of directors shall be deemed to be a “Similar Item” with respect to all items of business proposed in the Stockholder Special Meeting Request involving the nomination, election or removal of directors, changing the size of the Board or filling vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (E) a Similar Item is included in the corporation’s notice as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called to be held within 90 days after the date the Stockholder Special Meeting Request is received by the secretary; or (F) the Stockholder Special Meeting Request was made in a manner that violates Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or other applicable law.

If none of the Requesting Stockholders who submitted a Stockholder Special Meeting Request attends the Stockholder Requested Special Meeting or sends a qualified representative to present the business submitted by the Requesting Stockholder(s) for consideration at the Stockholder Requested Special Meeting, such item of business shall not be considered at such Stockholder Requested Special Meeting. Whether the Requesting Stockholders have complied with the requirements of this Section 2.3(ii) and any other applicable sections of these bylaws shall be determined in good faith by the Board.

(iii)    No business may be transacted at a special meeting other than the business specified in the corporation’s notice to stockholders. Nothing herein shall prohibit the Board from including in a notice of Stockholder Requested Special Meeting and submitting to the stockholders additional matters to be considered at any Stockholder Requested Special Meeting. Stockholders may cause business to be specified in the notice of meeting only as, and to the extent, provided in Section 2.3(ii), and shall not otherwise be permitted to propose business to be brought before a special meeting of stockholders. Nothing contained in Section 2.3(ii) or Section 2.3(iii) shall be construed as limiting, fixing, or affecting the time of, or business to be transacted at, a meeting of stockholders called pursuant to Section 2.3(i).

2.4    ADVANCE NOTICE PROCEDURES; NOTICE OF STOCKHOLDERS’ MEETINGS.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) otherwise properly brought before the meeting by or at the direction of the Board, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) nor more than one hundred and twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of ninety (90) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) (1) the class and number of shares of the corporation that are beneficially owned by the stockholder, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the corporation or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of capital stock of the corporation or any derivative or synthetic arrangement having characteristics of a long position in any class or series of shares of capital stock of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise directly or indirectly owned beneficially by such stockholder, such beneficial owner and such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the corporation (a “Derivative Instrument”),(3) any proxy, contract, arrangement, understanding or relationship the effect or intent of which is to increase or decrease the voting power of such stockholder, beneficial owner or nominee with respect to any shares of any security of the corporation, (4) any pledge by such stockholder, beneficial owner or nominee of any security of the corporation or any short interest of such stockholder, beneficial owner or nominee in any security of the corporation, (5) any rights to dividends on the shares of capital stock of the corporation owned beneficially by such stockholder, beneficial owner and nominee that are separated or separable from the underlying shares of capital stock of the corporation, (6) any proportionate interest in shares of capital stock of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, beneficial owner or nominee is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) to which such stockholder, beneficial owner or nominee is entitled based on any increase or decrease in the value of shares of capital stock of the corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, for purposes of clauses (c)(1) through (c)(7) above, any of the foregoing held by members of such stockholder’s, beneficial owner’s or nominee’s immediate family sharing the same household or held by any other stockholders or beneficial owners with whom such stockholder, beneficial owner or nominee is acting in concert (which information shall be supplemented by such stockholder, beneficial owner, if any, and nominee not later than 10 days after the record date for the determination of stockholders entitled to vote at the meeting to disclose such ownership as of such record date), (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his, her or its capacity as a proponent of a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (i). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (i), and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

(ii)    Only persons who are nominated in accordance with the procedures set forth in this paragraph (ii) shall be eligible for election as directors. Nominations of persons for election to the Board of the corporation may be made: (x) at a meeting of stockholders by or at the direction of the Board, as selected by either a majority of the independent directors or by the nominating committee of the Board or (y) by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (ii). Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the secretary of the corporation in accordance with the provisions of paragraph (i) of this Section 2.4. Such stockholder’s notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, country of citizenship, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, including a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such stockholder and such beneficial owner, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected) or any listing requirement applicable to the corporation; and (b) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (i) of this Section 2.4. Any such stockholder’s notice to the secretary shall also include or be accompanied by, with respect to each nominee for election or reelection to the Board, a completed and signed questionnaire, representation and agreement required by this Section 2.4. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

At the request of the Board, any person nominated by a stockholder for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (ii). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded. To be eligible to be a nominee for election as a director pursuant to this Section 2.4, a person must meet all of the qualifications to serve as a director as set forth in these bylaws, the DGCL or other applicable laws and deliver (in accordance with the time periods prescribed in these bylaws) to the secretary at the principal executive office of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under the DGCL or other applicable laws, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

These provisions shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided. Notwithstanding anything in these bylaws to the contrary, no business brought before a meeting by a stockholder shall be conducted at an Annual meeting except in accordance with procedures set forth in this Section 2.4.

All notices of meetings of stockholders shall be sent or otherwise given in accordance with either Section 2.5 or Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5    MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be given:

(i)    If mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the corporation’s records; or

(ii)    if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or any other agent of the corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6    QUORUM.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7    ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8    CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.9    VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the certificate of incorporation or these bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

2.10    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as dividend or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

2.11    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If the Board does not so fix a record date:

(i)    The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii)    The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.12    PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13    LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the corporation shall prepare and make available, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal executive office. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.14    INSPECTORS OF ELECTION

A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii)    receive votes, ballots or consents;

(iii)    hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv)    count and tabulate all votes or consents;

(v)    determine when the polls shall close;

(vi)    determine the result; and

(vii)    do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1    POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2    NUMBER OF DIRECTORS.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

The directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effective date of this corporation’s initial public offering (the “Effective Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by the Board prior to the Effective Date. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3.4    RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6    REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the Board then in office.

Notice of the time and place of special meetings shall be:

(i)    delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)    sent by facsimile; or

(iv)    sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8    QUORUM; ADJOURNMENT.

(i)    At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

(ii)    The Chairman of the Board, Lead Director or a majority of the authorized number of directors may adjourn any meeting of the Board from time to time. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting.

3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10    FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11    REMOVAL OF DIRECTORS.

Any director may be removed from office by the stockholders of the corporation only for cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.12    PROXY ACCESS.

Subject to the terms and conditions set forth in these bylaws, the corporation shall include in its proxy materials for an annual meeting of stockholders, in which directors shall be elected at such a meeting, the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by a stockholder of the corporation or group of stockholders of the corporation that satisfy the requirements of this Section 3.12, including qualifying as an Eligible Stockholder (as defined in Section 3.12(iv)), and expressly elects at the time of providing the written notice required by this Section 3.12 (a “Proxy Access Notice”) to have its or their nominee included in the corporation’s proxy materials pursuant to this Section 3.12. For purposes of this Section 3.12:

“Constituent Holder” shall mean any stockholder of the corporation, collective investment fund included within a Qualifying Fund (as defined in Section 3.12(iv)) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in Section 3.12(iv)) or qualifying as an Eligible Stockholder (as defined in Section 3.12(iv)); and

“affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership.

For purposes of this Section 3.12, a stockholder of the corporation (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (A) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder's or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index. A stockholder of the corporation (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder of the corporation’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has loaned such shares so long as such person has retained the power to recall such shares at any time by the stockholder upon giving requisite notice or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases of such proxy, power of attorney or other instrument or arrangement is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(i)    For purposes of this Section 3.12, the “Required Information” that the corporation will include in its proxy statement is (a) the information concerning the Stockholder Nominee and the Eligible Stockholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the rules and regulations promulgated under the 1934 Act, the DGCL or other applicable laws; and (b) if the Eligible Stockholder so elects, a Statement (as defined in Section 3.12(vii)). The corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these bylaws notwithstanding, the corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the corporation with respect to the foregoing.

(ii)    To be timely, a Stockholder’s Proxy Access Notice must be delivered to, or mailed and received by, the secretary at the principal executive office of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date on which the corporation first mailed proxy materials for the immediately preceding annual meeting of stockholders to Stockholders. In no event shall any adjournment or postponement of an annual meeting of stockholders, the date of which has been announced by the corporation, commence a new time period for the giving of a Proxy Access Notice.

(iii)    The aggregate number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 3.12 but either are subsequently withdrawn or that the Board decides to nominate as Board nominees) appearing in the corporation’s proxy materials with respect to such annual meeting of stockholders shall not exceed one.

(iv)    An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three years as of both the date that the Proxy Access Notice is received by the corporation pursuant to this Section 3.12, and as of the record date for determining stockholders eligible to vote at the applicable annual meeting of stockholders, at least three percent of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the corporation and the date of the applicable annual meeting of stockholders, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed 20. Two or more collective investment funds that are (i) part of the same family of funds or sponsored by the same employer or (ii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 3.12(iv) provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 3.12. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 3.12 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 3.12(iv), for purposes of determining the number of stockholders of the corporation whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(v)    No later than the final date when a nomination pursuant to this Section 3.12 may be delivered to the corporation, an Eligible Stockholder (including each Constituent Holder) must provide the information set forth in Section 2.4 of these bylaws to the secretary and also provide the following information in writing to the secretary:

1.    with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;

2.    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to the corporation, such person owns, and has owned continuously for the preceding three years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

A.    within 10 days after the record date for the applicable annual meeting of stockholders, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares;

B.    immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;

C.    any information relating to such Eligible Stockholder (including any Constituent Holder) and its or their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Stockholder’s Stockholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Stockholder Nominee(s) in a contested election pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder; and

D.    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant;

(vi)    a representation that such person:

1.    acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent;

2.    has not nominated and will not nominate for election to the Board at the applicable annual meeting of stockholders any person other than the Stockholder Nominee being nominated pursuant to this Section 3.12;

3.    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee or a nominee of the Board;

4.    will not distribute to any stockholder of the corporation any form of proxy for the applicable annual meeting of stockholders other than the form distributed by the corporation;

5.    will provide facts, statements and other information in all communications with the corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws in connection with any actions taken pursuant to this Section 3.12;

6.    in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

7.    an undertaking that such person agrees to:

A.    assume all liability stemming from, and indemnify and hold harmless the corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder (including such person) provided to the corporation; and

B.    file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the corporation relating to the annual meeting of stockholders at which the Stockholder Nominee will be nominated.

In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 3.12, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the secretary any documentation reasonably satisfactory to the Board that demonstrates that the funds included within the Qualifying Fund are either part of the same family of funds or sponsored by the same employer. In order to be considered timely, any information required by this Section 3.12 to be provided to the corporation must be supplemented (by delivery to the secretary) (1) no later than 10 days following the record date for the applicable annual meeting of stockholders, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the applicable annual meeting of stockholders, to disclose the foregoing information as of the date that is no earlier than 10 days prior to such annual meeting of stockholders. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these bylaws) available to the corporation relating to any defect.

(vii)    The Eligible Stockholder may provide to the secretary, at the time the information required by this Section 3.12 is originally provided, a written statement for inclusion in the corporation’s proxy statement for the applicable annual meeting of stockholders, not to exceed 500 words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.12, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact or would violate any applicable laws.

(viii)    No later than the final date when a nomination pursuant to this Section 3.12 may be delivered to the corporation, each Stockholder Nominee must provide the information set forth in Section 2.4 of these bylaws, the completed and signed questionnaire, representation and agreement required by Section 2.4 of these bylaws and such additional information as necessary to permit the Board to determine if any of the matters contemplated by Section 3.12(x) apply. In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these bylaws) available to the corporation relating to any such defect.

(ix)    Any Stockholder Nominee who is included in the corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 3.12 or any other provision of these bylaws, the certificate of incorporation, the DGCL or any applicable laws any time before such annual meeting of stockholders will not be eligible for election at such annual meeting of stockholders.

(x)    Notwithstanding anything in these bylaws to the contrary, the corporation shall not be required to include, pursuant to this Section 3.12, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the corporation:

1.    who is not independent under the principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing independence of the directors, in each case as determined by the Board;

2.    whose service as a member of the Board would violate or cause the corporation to be in violation of these bylaws, the certificate of incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the corporation is traded or other applicable laws;

3.    if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 3.12 or any agreement, representation or undertaking required by this Section 3.12; or

4.    if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting of stockholders.

For the purposes of this Section 3.12(x), clauses (1) and (2) of this Section 3.12(x) and, to the extent related to a breach or failure by the Stockholder Nominee, clause (3) of this Section 3.12(x) will result in the exclusion from the proxy materials pursuant to this Section 3.12 of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause (4) of this Section 3.12(x) and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause (3) of this Section 3.12(x) will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Section 3.12 of all of the applicable stockholder’s Stockholder Nominee from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of such Stockholder’s Stockholder Nominee to be nominated).

ARTICLE IV - COMMITTEES

4.1    COMMITTEES OF DIRECTORS.

The Board may from time to time designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation,

4.2    COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)    Section 3.5 (place of meetings and meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)    Section 3.7 (special meetings and notice);

(iv)    Section 3.8 (quorum);

(v)    Section 7.12 (waiver of notice); and

(vi)    Section 3.9 (action without a meeting)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vii)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(viii)    special meetings of committees may also be called by resolution of the Board; and

(ix)    notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V - OFFICERS

5.1    OFFICERS.

The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2    APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3    SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5    VACANCIES IN OFFICES.

Any vacancy occurring in any office of the corporation shall be filled by the Board or as provided in Section 5.2.

5.6    REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    AUTHORITY AND DUTIES OF OFFICERS.

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI - RECORDS AND REPORTS

6.1    MAINTENANCE AND INSPECTION OF RECORDS.

The corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal executive office.

6.2    INSPECTION BY DIRECTORS.

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VII - GENERAL MATTERS

7.1    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.

7.2    STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. The Board may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates for shares to bear the signature or signatures of any of them. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    SPECIAL DESIGNATION ON CERTIFICATES.

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    LOST CERTIFICATES.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.6    DIVIDENDS.

The Board, subject to any restrictions contained in either (i) the DGCL, or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The Board may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

7.7    FISCAL YEAR.

The fiscal year of the corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8    SEAL.

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9    TRANSFER OF STOCK.

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

7.10    STOCK TRANSFER AGREEMENTS.

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11    REGISTERED STOCKHOLDERS.

The corporation:

(i)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)    shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.12    WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

7.13    FORUM FOR ADJUDICATION OF DISPUTES.

(i)    Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have subject-matter jurisdiction, another state or federal court within the State of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such Foreign Action as agent for such stockholder. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.13.

7.14    INSPECTION OF BOOKS AND RECORDS. Pursuant to and in accordance with Section 220 of the DGCL a stockholder of the corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation and in a manner so as not to unreasonably interfere with the normal operation of the business of the corporation, books and records of the corporation. The stockholder may inspect and copy such records only if the stockholder's demand is made in good faith and for a proper purpose; the stockholder describes with reasonable particularity the stockholder's purpose and the records the stockholder desires to inspect; and the records are directly connected with the stockholder's purpose.

ARTICLE VIII - NOTICE BY ELECTRONIC TRANSMISSION

8.1    NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Notwithstanding the foregoing, the corporation may give notice by electronic mail in accordance with Section 232(a) of the DGCL without obtaining the consent of the stockholder. Any consent required by this Article 8 shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

(i)    the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii)    such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)    if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.3    INAPPLICABILITY.

Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

ARTICLE IX - INDEMNIFICATION

9.1    RIGHT TO INDEMNIFICATION.

Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he/she, or a person of whom he/she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to actions to enforce indemnification rights pursuant to an indemnification agreement to which the corporation is a party or Section 9.4 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of the corporation. The right to indemnification conferred in this Article shall be a contract between the corporation and each Agent who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Any reference to an officer of the corporation in this Article IX and Article IX of the certificate of incorporation shall be deemed to refer exclusively to the Chief Executive Officer, President, and secretary or any other person deemed an executive officer under the 1934 Act, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Board in its discretion shall have the power on behalf of the corporation to indemnify any person made a party to any Proceeding, by reason of the fact that he/she, his/her testator or intestate, is or was a director, officer, employee or agent of the corporation.

To assure indemnification under this Article of all Agents who are determined by the corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the DGCL shall, for the purposes of this Section 9.1, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the corporation shall be deemed to have requested a person to serve on an employee benefit plan where the performance by such person of his/her duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines”; and an Agent who acted in good faith and in a manner such Agent reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

9.2    AUTHORITY TO ADVANCE EXPENSES.

Expenses incurred by an Agent (acting in his or her capacity as such) in defending a Proceeding shall be paid by the corporation to the fullest extent not prohibited by the DGCL in advance of the final disposition of such Proceeding, provided, however, that if required by the DGCL such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such Agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other agents of the corporation (or by the Agents not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an Agent who is a named defendant in a Proceeding brought by the corporation at the direction of a majority of the directors of the corporation then in office (who are not a party to such Proceeding) which alleges willful misappropriation of corporate assets by such Agent, disclosure of confidential information in violation of such Agent’s fiduciary or contractual obligations to the corporation or any other breach of such Agent’s fiduciary duty of loyalty to the corporation or its stockholders.

9.3    PROCEDURE.

To obtain indemnification under this Article, an Agent shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Agent and is reasonably necessary to determine whether and to what extent the Agent is entitled to indemnification. Upon written request by an Agent for indemnification pursuant to the preceding sentence, a determination, if required by applicable law, with respect to the Agent’s entitlement thereto shall be made as follows: (1) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined) or (2) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Agent. In the event the determination of the permissability of indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change of Control” (as hereinafter defined), in which case the Independent Counsel shall be selected by the Agent unless the Agent shall request that such selection be made by the Board. If it is so determined that the indemnification of Agent is permitted, payment to the Agent shall be made within ten (10) days after such determination.

9.4    RIGHT OF AGENT TO BRING SUIT.

If a claim for indemnification under Section 9.1 (following the final disposition of such proceeding) is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, or, if a claim for any advancement of expenses under Section 9.2 is not paid within thirty (30) days after the corporation has received a statement or statements requesting such amounts to be advanced, the Agent may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Agent shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the Agent has not met the standards of conduct that make it permissible under the DGCL for the corporation to indemnify the Agent for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board, Independent Counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board, Independent Counsel, or its stockholders) that the Agent had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Agent has not met the applicable standard of conduct.

If a determination shall have been made pursuant to Section 9.3 that the Agent is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this section. The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant this section that the procedures and presumptions of Section 9.3 are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all such procedures and presumptions.

9.5    PROVISIONS NONEXCLUSIVE.

The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

9.6    SEVERABILITY.

If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this bylaw (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.7    AUTHORITY TO INSURE.

The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article. For purposes of this Article, insurance shall, to the extent permitted by law, include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction.

9.8    SURVIVAL OF RIGHTS.

The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

9.9    SETTLEMENT OF CLAIMS.

The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

9.10    EFFECT OF AMENDMENT.

Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

9.11    SUBROGATION.

In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

9.12    NO DUPLICATION OF PAYMENTS.

The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

9.13    NOTICE.

Any notice, request or other communication required or permitted to be given to the corporation under this Article shall be in writing and either delivered in person or sent by email to corporate.secretary@monolithicpower.com, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the secretary of the corporation and shall be effective only upon receipt by the secretary.

9.14    CHANGE OF CONTROL.

For purposes of this Article IX, a “Change of Control” shall mean:

1.    The acquisition by any Person (within the meaning of Section 13(d) or 14(d) of the 1934 Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (a) the then outstanding shares of common stock of the corporation (the “Outstanding Corporation Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this part (1), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the corporation or any acquisition from other stockholders where (i) such acquisition was approved in advance by the Board of the corporation and (ii) such acquisition would not constitute a change of control under part (3) of this definition, (b) any acquisition by the corporation, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the corporation or any corporation controlled by the corporation or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of part (3) of this definition; or

2.    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) the beneficial owners of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the corporation or all or substantially all of the corporation’s assets either directly or through one or more subsidiaries) and such beneficial ownership is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4.    Approval by the stockholders of a complete liquidation or dissolution of the corporation.

9.15    CERTAIN OTHER DEFINITIONS.

For purposes of this Article IX:

“Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the Agent.

“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law neither presently is, nor in the past two years has been, retained to represent: (i) the corporation or Agent in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; provided, however, that an Independent Counsel shall be permitted to act as Independent Counsel in related matters involving the corporation and multiple Agents. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Agent in an action to determine the Agent’s rights under this Article. The corporation agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to these bylaws or its engagement pursuant hereto.

ARTICLE X - AMENDMENTS

Subject to Section 9.10 hereof, these bylaws may be amended or repealed (1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new bylaws or portion thereof must be contained in the notice of such special meeting, or (2) by the Board. The fact that the power to amend these bylaws has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.